EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
October 20, 2008	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro Reports Third Quarter 2008 Results

Highlights

•

Net revenues of $1.3 billion for the quarter, an increase of $78.9 million or 6% from a year ago, or an increase of 5% absent the impact of foreign exchange;

•

Net earnings of $138.2 million, or $0.89 per diluted share, compared to $132.0 million or $0.78 per diluted share excluding the impact of a favorable tax adjustment of $29.6 million or $0.17 per diluted share in 2007;

•

U.S. and Canada segment net revenues up 6% for the quarter and International segment net revenues up 9% for the quarter, or 4% excluding the impact of foreign exchange;

•

Boys, Girls, Preschool and Games up globally compared to a year ago, with growth driven by strong performances from STAR WARS, PLAYSKOOL, FURREAL FRIENDS, LITTLEST PET SHOP, NERF, BABY ALIVE, and in both board and trading card games;

•

Balance sheet remains strong, with operating cash flow of $579.0 million over the last 12 months.

Pawtucket, RI (October 20, 2008) -- Hasbro, Inc. (NYSE: HAS) today reported third quarter net revenues of $1.3 billion, an increase of $78.9 million or 6% compared to $1.2 billion a year ago, or an increase of 5%, excluding the favorable foreign exchange impact of $19.4 million.  The Company reported net earnings for the quarter of $138.2 million or $0.89 per diluted share, compared to $161.6 million or $0.95 per diluted share in 2007.   The 2007 results for the quarter include a favorable tax adjustment of $29.6 million or $0.17 per diluted share.  Excluding the impact of the favorable tax adjustment, 2007 net earnings for the quarter would have been $132.0 million or $0.78 per diluted share.

 “We are very pleased with our third quarter and year-to-date performance,” said Brian Goldner, President and Chief Executive Officer.  “In a challenging environment, we delivered both revenue and earnings growth.  As we look to the remainder of the year, we are well positioned with the richest and most diversified portfolio of brands in the industry."

U.S. and Canada segment net revenues for the quarter were $821.0 million, an increase of $47.5 million or 6% compared to $773.5 million in 2007.  The growth in revenue is attributable to STAR WARS, PLAYSKOOL, NERF, FURREAL FRIENDS, BABY ALIVE, trading card and board games, including TRIVIAL PURSUIT and SCRABBLE.  Additionally, TRANSFORMERS and LITTLEST PET SHOP continued to contribute significantly to the segment in the quarter.  The U.S. and Canada segment reported an operating profit of $131.9 million, compared to $122.8 million in 2007.

International segment net revenues for the quarter were $460.6 million, an increase of $37.4 million or 9% compared to $423.2 million in 2007.  The revenues include a positive foreign exchange impact of approximately $18.9 million or 5%.  The results reflect growth in LITTLEST PET SHOP, STAR WARS, PLAYSKOOL, FURREAL FRIENDS, BABY ALIVE, trading card and board games, including MONOPOLY and GUESS WHO. Additionally, TRANSFORMERS continued to contribute significantly to the segment in the quarter.  Inclusive of the investment spending in the emerging markets, the International segment reported an operating profit of $65.8 million compared to $68.8 million in 2007.

“In light of all the uncertainty in the financial markets, I’m pleased that our balance sheet is strong and we continue to generate strong cash flow.  In fact, over the last 12 months we generated $579.0 million in operating cash flows,” said David Hargreaves, Chief Operating Officer and Chief Financial Officer.

During the quarter, the Company spent a total of $150.0 million to repurchase 4.0 million shares of common stock.   Year-to-date, the Company spent a total of $357.6 million to repurchase 11.7 million shares of common stock at an average share price of $30.47.  As of quarter end, there was $252.4 million remaining in the current share repurchase authorization.

The Company will web cast its third quarter earnings conference call at 8:30 a.m. Eastern Standard Time today. Investors and the media are invited to listen at http://www.hasbro.com (select "Corporate Information" from the home page, click on "Investors," and then click on the web cast microphone).

Hasbro, Inc. is a worldwide leader in children’s and family leisure time products and services with a rich portfolio of brands and entertainment properties that provides some of the highest quality and most recognizable play and recreational experiences in the world. As a brand-driven, consumer-focused global company, Hasbro brings to market a range of toys, games and licensed products, from traditional to high-tech and digital, under such powerful brand names as TRANSFORMERS, PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, CRANIUM and WIZARDS OF THE COAST. Come see how we inspire play through our brands at www.hasbro.com. (C) 2008 Hasbro, Inc. All Rights Reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s future opportunities and ability to achieve its financial goals and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and acceptance and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market, disposable income or consumer demand for the Company’s products, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices and labor costs, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; concentration of manufacturing for many of the Company’s products in the People’s Republic of China; the risk of product recalls or product liability suits and costs associated with product safety regulations; market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Sept. 28, 2008	Sept. 30, 2007
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 356,512	$ 410,941
Accounts Receivable, Net	946,929	892,708
Inventories	461,601	395,466
Other Current Assets	177,576	208,303
	----------------	---------------
Total Current Assets	1,942,618	1,907,418
Property, Plant and Equipment, Net	207,798	181,369
Other Assets	1,256,336	1,197,386
	----------------	---------------
Total Assets	$3,406,752	$3,286,173
	=========	========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 232,648	$ 10,588
Current Portion of Long-term Debt	-	135,200
Payables and Accrued Liabilities	872,757	825,170
	----------------	---------------
Total Current Liabilities	1,105,405	970,958
Long-term Debt	709,723	709,723
Other Liabilities	235,469	252,571
	----------------	---------------
Total Liabilities	2,050,597	1,933,252
Total Shareholders' Equity	1,356,155	1,352,921
	----------------	---------------
Total Liabilities and Shareholders' Equity	$3,406,752	$3,286,173
	=========	========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 28, 2008	Sept. 30, 2007	Sept. 28, 2008	Sept. 30, 2007
	-----------	-----------	-----------	-----------
Net Revenues	$1,301,961	$1,223,038	$2,790,467	$2,539,713
Cost of Sales	573,835	521,022	1,153,218	1,037,686
	--------------	---------------	--------------	--------------
Gross Profit	728,126	702,016	1,637,249	1,502,027
Amortization	19,740	17,990	58,822	53,522
Royalties	83,747	93,035	210,336	205,819
Research and Product Development	49,993	43,466	137,195	117,563
Advertising	151,226	138,653	314,443	285,283
Selling, Distribution and Administration	207,495	199,135	573,766	520,599
	--------------	---------------	--------------	--------------
Operating Profit	215,925	209,737	342,687	319,241
Interest Expense	11,729	9,272	36,107	22,117
Other (Income) Expense, Net	2,676	(3,456)	(5,895)	21,642
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	201,520	203,921	312,475	275,482
Income Taxes	63,291	42,341	99,290	76,211
	--------------	---------------	--------------	--------------
Net Earnings	$ 138,229	$ 161,580	$ 213,185	$ 199,271
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 0.98	$ 1.04	$ 1.51	$ 1.25
	========	========	========	========
Diluted	$ 0.89	$ 0.95	$ 1.39	$ 1.16
	========	========	========	========

Cash Dividends Declared	$ 0.20	$ 0.16	$ 0.60	$ 0.48
	========	========	========	========

Weighted Average Number of Shares
Basic	141,567	156,027	141,396	159,116
	========	========	========	========
Diluted	156,180	170,807	155,856	174,560
	========	========	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
NET EARNINGS PER SHARE
(Unaudited)
(Thousands of Dollars and Shares, Except Per Share Data)
	Sept. 28, 2008		Sept. 30, 2007

Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 138,229	$ 138,229	$ 161,580	$ 161,580
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	1,059	-	1,055
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 138,229	$ 139,288	$ 161,580	$ 162,635
	========	========	========	========

Average shares outstanding	141,567	141,567	156,027	156,027
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,566	-	11,566
Options and warrants	-	3,047	-	3,214
	--------------	--------------	--------------	--------------
Equivalent shares	141,567	156,180	156,027	170,807
	========	========	========	========

Net earnings per share	$ 0.98	$ 0.89	$ 1.04	$ 0.95
	========	========	========	========
Nine Months
---------------
Net earnings	$ 213,185	$ 213,185	$ 199,271	$ 199,271
Effect of dilutive securities:
Interest expense on contingent
convertible debentures due 2021	-	3,177	-	3,185
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 213,185	$ 216,362	$ 199,271	$ 202,456
	========	========	========	========

Average shares outstanding	141,396	141,396	159,116	159,116
Effect of dilutive securities:
Contingent convertible debentures
due 2021	-	11,566	-	11,569
Options and warrants	-	2,894	-	3,875
	--------------	--------------	--------------	--------------
Equivalent shares	141,396	155,856	159,116	174,560
	========	========	========	========

Net earnings per share	$ 1.51	$ 1.39	$ 1.25	$ 1.16
	========	========	========	========

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
MAJOR SEGMENTS AND EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Sept. 28, 2008	Sept. 30, 2007	% Change	Sept. 28, 2008	Sept. 30, 2007	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results (1)

U.S. / Canada Segment
External Net Revenues	$ 821,028	$ 773,545	6%	$ 1,717,213	$ 1,601,494	7%
Operating Profit	131,929	122,847	7%	212,933	204,141	4%

International Segment
External Net Revenues	460,559	423,185	9%	1,002,502	881,043	14%
Operating Profit	65,815	68,828	-4%	92,820	82,376	13%

Reconciliation of EBITDA

Net Earnings	$ 138,229	$ 161,580		$ 213,185	$ 199,271
Interest Expense	11,729	9,272		36,107	22,117
Income Taxes	63,291	42,341		99,290	76,211
Depreciation	28,788	28,150		64,560	66,774
Amortization	19,740	17,990		58,822	53,522
	------------	------------		------------	------------
EBITDA	$ 261,777	$ 259,333		$ 471,964	$ 417,895
	=======	=======		=======	=======

(1) Effective the beginning of fiscal 2008, Hasbro restructured its operating segments. External net revenues and operating profit presented for the quarter and year to date periods in 2007 have been reclassified into our new operating segment presentation.